CREDIT SUPPORT AND PLEDGE AGREEMENT

     Agreement entered into as of the 2nd day of July, 1998 between Whittier Ventures, LLC, a Delaware Limited Liability Company ("Whittier"), and Chaparral Resources, Inc, a Colorado corporation ("CRI").

     WHEREAS, Whittier has agreed to assist CRI in securing approximately $1 million in financing (the "Bank Loan") from Chase Bank of Texas, N.A. ("Chase") in order to enable CRI to pay for the winterization and certain supplies and equipment for a Cabot 900 drilling rig (the drilling rig together with drilling and other equipment is hereinafter referred to as the "Drilling Unit" owned and operated by Challenger Oil Service PLC ("Challenged"); and

     WHEREAS, Challenger has entered into a drilling contract dated April 7, 1998 (the "Drilling Contract") with Karakuduk Munay, Inc. ("KKM") a joint stock company organized under the laws of the Republic of Kazakstan whereby CRI will use the Drilling Unit to drill certain wells for KKM in the Karakuduk Oil Field in Kazakstan; and

     WHEREAS, CRI owns all of the issued and outstanding shares of Central Asia Petroleum (Guernsey) Ltd. ("CAP-G"), which in turn owns a fifty percent (50%) interest in KKM; and

     WHEREAS, Whittier agrees to secure from the Union Bank of California ("UBOC") an irrevocable letter of credit in the amount of $1 million (the "Letter of Credit") on behalf of CRI as a credit enhancement for the Bank Loan.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Issuance of Letter of Credit and Grant of Security Interest
   -----------------------------------------------------------

1.1 Whittier agrees to cause UBOC to issue the Letter of Credit in favor of Chase.

1.2 As security for its obligations to Whittier hereunder, CRI hereby pledges, transfers and assigns to Whittier a security interest in the all of the issued and outstanding shares of CAP-G (the "Shares"). In lieu of physical delivery of the certificates representing the Shares, Whittier will accept a letter from the custodian of said certificates that said custodian will act as the agent of Whittier with respect to such Shares (the "Letter"); provided that Whittier expressly retains the right to require the custodian to physically deliver the certificates to Whittier at any time. On or before July 17, 1998, CRI shall deliver to Whittier (1) the original Letter executed by the custodian of the Shares and (2) original stock powers for the Shares to be held by Whittier for disposition in accordance with the terms of this Agreement.

1.3 Upon release of the Letter of Credit, Whittier agrees to promptly release its security interest in the Shares, to return to CRI the related stock powers and, at CRI's sole cost and expense, to take all action and give all notices reasonably requested by CRI to effectuate such release.

2. Agreements of CRI and Rights of Whittier
   ----------------------------------------

2.1 If a Default shall exist, CRI irrevocably authorizes and appoints Whittier, while such Default exists, as CRI's attorney-in-fact to do any act which CRI is obligated to do under this Agreement, or which is necessary to carry out the intent of this Agreement. As the attorney-in-fact, Whittier may, among other things, execute any and all documents, agreements and or instruments necessary to carry out the provisions and terms of this Agreement, including but not limited to any documents, agreements and/or instruments required to be filed or recorded with any governmental body or agency. CRI understands and agrees that this authorization and appointment of Whittier is to enable Whittier to protect and preserve its rights under this Agreement. CRI agrees to reimburse Whittier for (all reasonable expenses which it may incur when acting as CRI's attorney-in-fact. Whittier agrees to notify CRI of all actions taken by Whittier in its capacity as CRI's attorney-in-fact, including copies of all correspondence, documents, notices and agreements entered into or executed by Whittier in such capacity and summaries of any actions taken by Whittier in such capacity which are not reduced to writing.

2.2 Whittier may, in its own name, or in the name of CRI vote the Shares and give consents, waivers and ratifications in connection with the Shares, provided that until the occurrence of a Default (as hereinafter defined), Whittier will only take that action if requested by CRI, or if, in its judgment, failure to take that action would impair its rights under this Agreement. If a Default shall exist, Whittier may vote and exercise, or cause its nominee or nominees to vote and exercise, all the powers of an owner with respect to the Shares. In so voting and exercising the power of an owner, Whittier shall not be required to amend any meeting of the stockholders of CAP-G, but Whittier( may vote or act by power of attorney or by proxy, and such power of attorney or proxy may be granted to any person selected by Whittier; and Whittier may so vote and exercise the power of an owner,with respect to the Shares for any purpose or purposes which Whittier, in its discretion, shall deem advisable and in its interest, whether or not such purpose or purposes may be inconsistent with the "best interests" of CRI and whether or not such action may involve a change in the character of the Shares.

2.3 Whittier may, in its own name, or in the name of CRI (l) receive all payments, distributions and dividends in securities, property or cash made with respect to the Shares and, at the discretion of Whittier, held by it until applied as provided in this Agreement; provided that until the occurrence of a Default, any cash dividends received with respect to the Shares shall be paid to CRI; (ii) modify the terms of the Letter of Credit without incurring any responsibility to, or affecting the liability of CRI; and (iii) make any notification (to KKM or otherwise) or take any other action in connection with the perfection or preservation of its security interest or of any enforcement of remedies; provided that until the occurrence of a Default Whittier will only take that action if requested by CRI, or if in its judgment, failure to take that action would impair its rights under this Agreement.

2.4 Except for the pledge of the Shares to Whittier set forth herein, CRI will not sell, assign, or otherwise dispose of, grant any option with respect to, or pledge, or otherwise further encumber (either voluntarily or involuntarily) all or any of the Shares, or file or permit to be filed any financing or like statement with respect to the Shares in which Whittier is not named as the sole secured party. CRI agrees, at its sole cost and expenses, to do all other things which Whittier may, from time to time, deem necessary or advisable in order to perfect and preserve its security interest in the Shares and to give effect to the rights granted to Whittier under this Agreement or to enable Whittier to comply with any applicable laws or regulations in any country, state or any political subdivision thereof.

2.5 CRI will defend its title to the Shares, and to the security interest of Whittier therein, against any and all claims and demands of third parties. CRI shall indemnify and hold Whittier harmless from any and all losses, costs, damages, liabilities or expenses, including reasonable attorney's fees, that Whittier may sustain or incur by reason of defending or protecting Whittier's security interest in and to the Shares or the priority thereof, or in the prosecution or defense of any action or proceeding concerning any matter arising out of or connected with this Agreement or the Shares.

3. Representations and Warranties of CRI

CRI represents and warrants as follows:

3.1 The Shares are the only issued and outstanding shares of CAP-G. CRI has good and marketable title to the Shares and has not through any action or omission on its part subjected the Shares to any mortgage, pledge, lien, encumbrance or charge, and no other person or entity has or hereafter will have any right, title, interest, claim or lien in or to the Shares by reason of any action or omission of CRI or anyone claiming by, through or under CRI except for the security interest in favor of Whittier created by this Agreement.

3.2 No authorizations, consents or approvals and no notice to or filing with any governmental authority or regulatory body is required for the execution and delivery of this Agreement or the exercise by Whittier of its rights and remedies.

3.3 The execution, delivery and performance of this Agreement will not violate any provisions of applicable law, regulation or order and will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which the undersigned is a party or by which it or any of its property may be bound or affected.

 3.4 This Agreement constitutes the legal, valid, and binding obligation of CRI enforceable against CRI in accordance with its terms.

4. Compensation and Payment of Expenses

4.1 As consideration for issuing the Letter of Credit, CRI shall pay Whittier a fee of $10,000 (i.e, one percent (1%) of the face amount of the Letter of Credit), which fee shall be due and payable on or before July 22, 1998.

4.2 In addition to the fee stated in Section 4.1 above, CRI shall issue to Whittier warrants for the purchase of 20,000 shares of the common stock of CRI at $.01 per share. Such warrants shall have a term of five (5) years from the date of issuance. Said warrants shall be dated the date hereof and physically be issued to Whittier on or before July 22, 1998.

4.3 CRI will pay all of Whittier's expenses incurred in connection with this transaction and the securing of the Lever of Credit, including without limitation the fee charged by the UBOC (which is expected to be approximately $10,000) and attorney's fees (subject to a maximum of $5,000); said payments shall be made to Whittier on or before July 22, 1997.

4.4 In the event of a Default, CRI shall pay or reimburse Whittier for all costs and expenses incurred by it, including reasonable attorney's fees, in connection with the sale of the Shares or otherwise enforcing its rights hereunder, including representation at any bankruptcy or similar proceeding.

4.5 In the event that a demand is made against the Letter of Credit, CRI shall pay Whittier interest at the rate of ten percent (10%) per annum on the amount drawn until said amount is paid in full by CRI.

5. Restructure of CAP-G
   ---------------------

     Whittier understands that it is contemplated that CAP-G may be restructured through either a merger, consolidation, reincorporation, liquidation or otherwise. In the event that a Default has not occurred, Whittier agrees that it will cooperate with CRI and will permit CRI to take all necessary steps and do all things reasonably necessary to accomplish such restructuring; provided however that (l) the shares of the restructured entity shall be substituted for those of CAP-G and shall thereafter be deemed the Shares, subject to all the terms and conditions set forth herein, (ii) Whittier shall not be required to take any action which will impair its rights under this Agreement and (iii) Whittier shall incur no cost, expense or liability in connection therewith.

6. Default

Each of the following is an event of default ("Default"):

6.1 CRI fails to perform or observe any term, covenant or condition set forth herein, or any representation or warranty of this Agreement is materially false or misleading.

6.2 CRI has received notice that it is in default under the Bank Loan, and if such default is curable, such default has not been cured within the appropriate time period.

6.3 Demand is made against the Letter of Credit.

6.4 Whittier has received notice under the Bank Loan that CRI is in default and that Whittier will be required to make a payment under the Letter of Credit, and CRI has not either cured such default within the time specified or paid off the Bank Loan.

6.5 CRI is unable to or admits in writing its inability to pay its debts when due or makes an assignment for the benefit of creditors, petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or a substantial part of its assets or commences any proceeding under any bankruptcy, reorganization arrangement, readjustment of debt, dissolution or liquidation, has any such petition filed, or any such proceeding has been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of thirty (30) days, or has a receiver, custodian or trustee appointed for all or a substantial part of its property.

7. Remedies

     Upon the occurrence of a Default, Whittier shall have the following rights and remedies:

7.1 Whittier shall have all the rights and remedies with respect to the Shares of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights are asserted) and, in accordance therewith shall have the rights, powers and remedies provided in this Agreement, as well as such additional rights and remedies to which a secured party is entitled under the UCC and/or under the laws which are in effect in the jurisdiction where such rights and remedies are asserted, including without limitation any one or more of the following:

          (a) Whittier may proceed to sell the Shares in any manner permitted by law, or in any manner provided for in this Agreement; provided that Whittier shall not sell the Shares for a period of at least 15 days following the date upon which the Default first occurred;

          (b) Whittier may sell, assign, transfer or otherwise dispose of all, or from time to time any part of, the Shares at public or private sale, for cash or credit or for other property, for immediate or future delivery, and on terms and in such manner as Whittier may determine, and Whittier or anyone else may purchase the Shares, or any portion thereof, at any such sale, taking such Shares free from any claim or right including, without limitation, any equity of redemption of CRI, which right CRI expressly waives. CRI agrees to take any action requested by Whittier to enable or assist it to sell the Shares;

          (c) Whittier is authorized to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account, for investment, and not with a view to distribution or sale of any of the Shares; and

          (d) Whittier may collect for CRI all distributions, whether capital or income, or both, in whatever form, whether consisting of cash or property, or both, which CRI otherwise would be entitled to receive or in which CRI has any right, title or interest.

7.2 If it has not already obtained physical delivery of the Shares, Whittier may demand that the custodian thereof promptly deliver or cause to be delivered to Whittier or its designated agent or representative at such location in the United States as Whittier may designate, the Shares together with such evidence of title as Whittier may reasonably deem necessary or advisable to enable it to obtain possession of the Shares.

7.3 Every right, power and remedy herein granted to Whittier shall be cumulative and in addition to every other right, power and remedy given or now or hereafter existing in equity, at law or by statute; and each and every right, power and remedy whether specifically given herein or otherwise existing, may be exercised from time to time and so often and in such order as may be deemed expedient by Whittier, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power or remedy. CRI hereby waives any and all rights it may have to plead or assert any election of remedies if Whitter should realize on any other collateral given to Whittier to secure the obligations of CRI or require Whittier to pursue any other particular remedy.

7.4 If a Default shall have occurred, Whittier shall apply all monies realized by it from dividends or other distributions received by it from the Shares or upon the sale or other disposition of the Shares, as follows:

          (a) First, to the payment of all costs and expenses incurred by Whittier in the collection or sale thereof, including reasonable attorney's fees.

          (b) Second, to the payment of all other costs and expenses incurred by Whittier under the terms of this Agreement for which Whittier has not theretofore been reimbursed by CRI.

          (c) Third, to the payment of any amounts drawn upon the Letter of Credit, any other amounts owing to Whittier hereunder and all accrued and unpaid interest thereon.

          (d) Fourth, if and to the extent that the Letter of Credit has not been released, to the payment of the Bank Loan.

(e)  Finally, to CRI.

7.5 Whittier may, to the extent permitted by any applicable law, enforce the performance of the obligations of CRI under the Bank Loan.

8. Assignment

          This Agreement shall be binding upon, enforceable by and inure to the benefit of the respective successors and assigns of each of the parties hereto.

9. Notices

          All notices authorized or required between the parties hereto shall be addressed and effective when delivered to such persons as designated below. Each party shall have the right to change its address at any time and/or designate that copies of all such Notices be directed to another person at another address, by giving notice thereof to all other parties.

If to Whittier:

Whittier Ventures, LLC
Whittier Trust Company
1600 Huntington Drive

South Pasadena, CA 91030
Attention: David A. Dahl
Telephone: (626) 441-5111
Fax: (626) 441-0420

If to CRI:

Chaparral Resources, Inc.
2211 Norfolk, Suite 1150
Houston, TX 77096
Attention: Howard Karren
Telephone: (713) 807-7100
Fax: (713) 607-7561

With a copy to:

Aitken Irvin Lewin Benin Vrooman & Cohn, LLP
2 Gannett Drive
White Plains, NY 10604
Attention: Alan D. Berlin, Esq.
Telephone: (914) 694-5717
Fax: (914) 694-1647

10. Applicable Law and dispute Resolution
    -------------------------------------

10.1 This Agreement shall be governed by, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, to the exclusion of any conflicts of law rules which would refer the matter to the laws of another jurisdiction.

10.2 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute, controversy or claim to arbitration.

 10.3 A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties, however, cannot reach agreement on an arbitrator within thirty (30) days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the President of the Association of International Petroleum Negotiators, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If such person refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the President of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

10.4 Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(l) The arbitration proceedings shall be held at Whittier's option either in Houston, Texas or Los Angeles County, California;

(ii) The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(iii) The arbitrator shall be and remain at all times wholly independent and impartial;

(iv) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the Effective Date.

(v) Any procedural issues not determined under the arbitral rules selected pursuant to this Agreement shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(vi) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator;

(vii) The decision of the arbitrator shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

(viii) Consequential, punitive or other similar damages shall not be allowed; provided, however, the award may include appropriate punitive damages where a Party has engaged in delaying and dilatory actions;

(lx) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award until paid in full;

(x) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and

11.  Miscellaneous

11.1 This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no party shall be bound by the terms of this Agreement unless and until all parties have executed a counterpart.

11.2 This Agreement is the entire agreement of the parties and supersedes all prior understandings and negotiations of the parties.

11.3 The invalidity, illegality or unenforceability of any provision of this Agreement shall not be deemed to affect the validity, legality or enforceability of any other provision hereof.

11.4 No waiver of any default or breach of any of the terms or provisions hereof by Whittier shall be implied from the failure of Whittier to take action on account of such default or breach. No waiver shall affect any default other than the default specified in any written waiver by Whittier. No waiver of any term or provision contained herein by Whittier shall be construed as a waiver of any subsequent breach of the same term or provision. The consent or approval by Whittier to, or of, any act by any other party requiring further consent or approval shall not be deemed to waive or render unnecessary Whittier's consent or approval to, or of, any subsequent similar acts.

IN WITNESS WHEREOF, The Parties hereto have executed this Agreement as of the date first above written.

Whittier Ventures LLC

By
  ----------------------------
David A. Dahl, President


Chaparral Resources Inc.

By
  ----------------------------
Howard Karren, Chairman & CEO


IN WITNESS THEREOF, The Parties hereto have executed this Agreement as of the date first above written.

Whittier Ventures LLC

By:
   --------------------------
David A. Dahl, President

Chaparral Resources,Inc.

By:
   --------------------------
Howard Karren, Chairman & CEO